NEWS RELEASE

NCR Voyix Reports Third Quarter Results

ATLANTA, November 7, 2024 - NCR Voyix Corporation (NYSE: VYX) (“NCR Voyix” or the “Company”), a leading global provider of digital commerce solutions, reported financial results today for the three and nine months ended September 30, 2024.

“This quarter we successfully completed the sale of our Digital Banking business and subsequently paid down a significant portion of our outstanding debt and other obligations, which further streamlined our operations and strengthened our balance sheet.” said David Wilkinson, NCR Voyix CEO. “While our third quarter results continue to reflect the hardware declines in point-of-sale and self-checkout, the positive trends in our software and services businesses position us well to execute on our go-forward growth strategy.”

Q3 2024 Financial Results

•GAAP Revenue was $711 million compared to $809 million in the prior year.
•Normalized Revenue was $708 million compared to $794 million in the prior year.
•Net loss from continuing operations attributable to NCR Voyix was $31 million, compared with $266 million in the prior year.
•Adjusted EBITDA was $93 million compared to $103 million in the prior year.
•Normalized Adjusted EBITDA was $101 million compared to $133 million in the prior year.
•Diluted EPS from continuing operations was $(0.24), non-GAAP diluted EPS was $0.00.
•Software & Services Revenue was $517 million compared to $540 million in the prior year.
•Normalized Software & Services Revenue was $516 million compared to $528 million in the prior year.
•Total Segment ARR was $1.60 billion compared to $1.56 billion in the prior year.
•Software ARR was $742 million compared to $730 million in the prior year.

In millions	Q3 2024 QTD	Q3 2023 QTD	% Change	Q3 2024 YTD	Q3 2023 YTD	% Change
Retail
Revenue	$487	$552	(12)%	$1,495	$1,633	(8)%
Adjusted EBITDA	$108	$123	(12)%	281	321	(12)%

Restaurants
Revenue	$211	$229	(8)%	$614	$663	(7)%
Adjusted EBITDA	$66	$52	27%	183	147	24%

Q3 2024 and Recent Highlights

•On September 30, 2024 the Company announced the completion of the sale of its Digital Banking business to Veritas Capital for a purchase price of $2.45 billion in cash plus future additional contingent consideration of up to $100 million.
•Following the completion of the Digital Banking sale, the Company announced the total reduction of $1.84 billion of its outstanding debt and other obligations using a portion of the proceeds from the sale. As a result of these transactions, the Company significantly improved its net leverage ratio at the end of Q3 2024 based on the pro forma 2024 adjusted EBITDA.
•The Company intends to utilize approximately $100 million of the Digital Banking sale proceeds to complete repurchases of common stock under its existing share repurchase program over the course of the next 12 months. The timing and amount of any repurchases under the share repurchase program will depend upon market conditions.

Financial Outlook

The Company is maintaining its full year 2024 revenue and adjusted EBITDA guidance as follows:

Full Year
Software & Services Revenue	$2,040M – $2,080M
Hardware Revenue	$765M – $780M
Total Revenue	$2,805M – $2,860M
Adj. EBITDA (Cont. Ops.)	$355M – $375M
Adj. EBITDA (%)	12.6% – 13.1%

In this release, we use certain non-GAAP measures. These non-GAAP measures include “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Non-GAAP diluted EPS,” “Net Leverage Ratio,” “Normalized Revenue,” “Normalized Adjusted EBITDA,” and “Normalized Adjusted EBITDA Margin,” and others with the words “non-GAAP” or “normalized” in their titles. These non-GAAP measures are listed, described and reconciled for historic periods to their most directly comparable GAAP measures under the heading “Non-GAAP Financial Measures” later in this release. Our Adjusted EBITDA for historic periods after giving effect to the spin-off of NCR Atleos includes certain costs historically allocated to NCR Atleos that do not meet the definition of expenses related to discontinued operations for purposes of GAAP requirements regarding the reporting of discontinued operations. Accordingly, our guidance for Adjusted EBITDA in 2024 is more comparable to our historical Normalized Adjusted EBITDA, which includes an adjustment for these estimated costs. With respect to our Adjusted EBITDA outlook for full year 2024 on an actual and pro forma basis and our pro forma outlook for our Net Leverage Ratio, our Adjusted EBITDA Margin, we do not provide a reconciliation of the GAAP measure because we are not able to predict with reasonable certainty the reconciling items that may affect the GAAP net income from continuing operations and GAAP cash flow provided by (used in) operating activities without unreasonable effort. The reconciling items are primarily the future impact of special tax items, capital structure transactions, restructuring, pension mark-to-market transactions, acquisitions or divestitures, or other events. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures. The Company also believes such reconciliations would imply a degree of precision that could be confusing or misleading to investors.

Third Quarter 2024 Earnings Conference Call

NCR Voyix management will host a conference call and webcast today at 8:00 a.m. Eastern Time to discuss the Company’s results for the third quarter. Access to the webcast and the accompanying slides are available on the Investor Relations section of the Company’s website at https://investor.ncrvoyix.com. Participants may access the live call by dialing 888-645-4404 (United States/Canada Toll-free) or +1 862-298-0702 (International Toll) and requesting to be connected to the conference call. A replay of the audio webcast will be archived on the Company’s website following the live event.

More information on the Company’s third quarter earnings is available on the NCR Voyix Investor Relations section of the Company’s website at https://investor.ncrvoyix.com.
About NCR Voyix

NCR Voyix Corporation (NYSE: VYX) is a leading global provider of digital commerce solutions for the retail and restaurant industries. NCR Voyix empowers retailers and restaurants to transform their customers experiences through a comprehensive cloud-based platform and extensive services capabilities. Headquartered in Atlanta, Georgia, it serves customers in more than 30 countries.

Website: https://investor.ncrvoyix.com
Twitter: https://www.x.com/ncr_voyix/
Facebook: https://www.facebook.com/ncrcorp
Instagram: https://www.instagram.com/ncrvoyix/
LinkedIn: https://www.linkedin.com/company/ncrvoyix/
YouTube: https://www.youtube.com/@ncrvoyix

News Media Contact
media.relations@ncrvoyix.com

Investor Contact
Alan Katz
alan.katz@ncrvoyix.com

Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements use words such as “expect,” “target,” “anticipate,” “outlook,” “guidance,” “intend,” “plan,” “confident,” “believe,” “will,” “should,” “would,” “potential,” “positioning,” “proposed,” “planned,” “objective,” “likely,” “could,” “may,” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act. Statements that describe or relate to the Company’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Examples of forward-looking statements in this release include, without limitation, statements regarding: our expectations regarding our growth strategy, our expectations regarding the transition of our hardware business to an outsourced design and manufacturing model, our expected use of proceeds from the Digital Banking sale, our expectations regarding our share repurchase program and our anticipated future performance and financial outlook. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: our ability to achieve the expected benefits of the Digital Banking sale; the impact of the Digital Banking sale, including disruption of the Company's business in connection with the provision of transition services following the sale; our ability to realize the anticipated cost savings and other benefits related to the transition of our hardware business to an outsourced design and manufacturing model; challenges with transforming and growing our business, including our ability to attract new customers, increase use of our platform by existing customers and cross-sell additional products and solutions; development and introduction of new, competitive solutions on a timely, cost-effective basis; our ability to compete effectively against new and existing competitors; our ability to maintain a consistently high level of customer service; our ability to successfully manage our profitability and cost reduction initiatives; integration of acquisitions and management of other strategic transactions; the potential strategic benefits, synergies or opportunities expected from the Spin-Off may not be realized or may take longer to realize than expected; any unforeseen tax liabilities or impacts resulting from the Spin-Off, requests, requirements or penalties imposed by any governmental authorities related to certain existing liabilities; domestic and global economic and credit conditions; downturn or consolidation in the financial services industry; difficulties and risks associated with developing and selling complex new solutions and enhancements, including those using artificial intelligence; risks and uncertainties associated with our payments-related business; disruptions in our data center hosting and public cloud facilities; any failures or delays in our efforts to modernize our information technology infrastructure; retention and attraction of key employees; defects, errors, installation difficulties or development delays; failure of third-party suppliers; a major natural disaster or catastrophic event; geopolitical and macroeconomic challenges or events or acts of terrorism; environmental exposures from historical manufacturing activities; the impact of cybersecurity incidents on our business, including the April 2023 ransomware incident, and efforts to prevent or mitigate such incidents and any related impacts on our operations; efforts to comply with applicable data protection and data privacy laws; our level of indebtedness; the terms governing our indebtedness; incurrence of additional debt or other liabilities or obligations; access to the capital markets and other sources of financing; our cash flow sufficiency to service our indebtedness; interest rate risks and increased costs of borrowings; the impact of certain changes in control relating to acceleration of our indebtedness; our obligations under other financing arrangements, or required repurchase of our senior unsecured notes; any lowering or withdrawal of the ratings assigned to our debt securities by rating agencies; unforeseen tax liabilities or changes in tax law; our failure to maintain effective internal control over financial reporting and disclosure controls and procedures and our ability to remediate material weaknesses in our internal control over financial reporting; the write down of the value of certain significant assets; allegations or claims by third parties that our products or services infringe on intellectual property rights of others, including claims against our customers and claims by our customers to defend and indemnify them with respect to such claims; protection of our intellectual property; changes to our tax rates and additional income tax liabilities; and uncertainties regarding regulations, lawsuits and other related matters; rights preferences and privileges of holders of our Series A Convertible Stock compared to the rights of our common stockholders; impact of the terms of our Series A Convertible Preferred Stock relating to voting power, share dilution and market price of our common stock; actions or proposals from stockholders that do not align with our business strategies or the interest of our stockholders; and other factors presented in “Item 1A-Risk Factors” of our most recent Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent filings we make with the U.S. Securities and Exchange Commission (“SEC”), including our Quarterly Reports on Form 10-Q, which we advise you to review.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and should not be relied upon as representing our plans and expectations as of any subsequent date. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

Non-GAAP Financial Measures. While the Company reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release the Company also uses the non-GAAP measures listed and described below. The Company’s definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) and Adjusted EBITDA margin. The Company determines Adjusted EBITDA for a given period based on its GAAP net income from continuing operations attributable to NCR Voyix plus interest expense, net; plus income tax expense (benefit); plus depreciation and amortization (excluding acquisition-related amortization of intangibles); plus stock-based compensation expense; plus other income (expense); plus pension mark-to-market adjustments and other special items, including amortization of acquisition-related intangibles, separation-related costs, cyber ransomware incident recovery costs (net of insurance recoveries), fraudulent ACH disbursements costs, transformation and restructuring charges (which includes integration, severance and other exit and disposal costs), acquisition-related costs, foreign currency devaluation related costs, and strategic initiative costs, among others. Separation-related costs include costs incurred as a result of the spin-off. Professional and other fees to effect the spin-off including separation management, organizational design, and legal fees have been classified within discontinued operations through October 16, 2023, the separation date. The Company also uses Adjusted EBITDA margin, which is calculated based on Adjusted EBITDA as a percentage of total revenue. The Company uses Adjusted EBITDA and Adjusted EBITDA margin to manage and measure the performance of its business segments. The Company also uses Adjusted EBITDA and Adjusted EBITDA margin to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. The Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors because they are indicators of the strength and performance of the Company’s ongoing business operations, including its ability to fund discretionary spending such as capital expenditures, strategic acquisitions and other investments. Adjusted EBITDA and Adjusted EBITDA margin should not be considered as substitutes for, or superior to, net income from continuing operations attributable to NCR Voyix or net profit margin, respectively, under GAAP.

Normalized Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Normalized Adjusted EBITDA) and Normalized Revenue. The Company determines Normalized Adjusted EBITDA for a given period by further adjusting its Adjusted EBITDA for estimated costs historically allocated to NCR Atleos that do not meet the definition of expenses related to discontinued operations for purposes of GAAP requirements regarding the reporting of discontinued operations. Normalized Adjusted EBITDA and Normalized Revenue also removes revenue and for Normalized Adjusted EBITDA the costs associated with the transfer or pending transfer of NCR Atleos-related operations in all foreign countries that have not occurred by September 30, 2024 from Adjusted EBITDA. In addition, Normalized Adjusted EBITDA and Normalized Revenue adjusts for all divestitures that occurred in prior periods that are not treated as discontinued operations under GAAP. The Company uses Normalized Adjusted EBITDA and Normalized Revenue to estimate the performance of the continuing business following the spin-off. The Company believes that Normalized Adjusted EBITDA and Normalized Revenue provide useful information to investors because it is an indicator of the strength and performance of the Company’s ongoing business operations following the spin-off and allow for more easy comparisons period over period.

Non-GAAP Diluted Earnings Per Share (EPS). The Company determines Non-GAAP EPS by excluding, as applicable, pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits, as well as other special items, including amortization of acquisition related intangibles, stock-based compensation expense, separation-related costs, cyber ransomware incident recovery costs, fraudulent ACH disbursements costs, strategic initiative costs, foreign currency devaluation costs, costs related to the disposal of businesses, and transformation and restructuring activities, from the Company’s GAAP earnings per share. Due to the non-operational nature of these pension and other special items, the Company’s management uses these non-GAAP measures to evaluate year-over-year operating performance. The Company believes this measure is useful for investors because it provides a more complete understanding of the Company’s underlying operational performance, as well as consistency and comparability with the Company’s past reports of financial results.

Net Debt and Net Leverage Ratio. NCR Voyix management uses non-GAAP measures called “net debt” and “net leverage ratio” to assess the financial performance of the Company. We define net debt as total debt minus cash and cash equivalents. NCR Voyix’s management considers net debt to be an important measure of liquidity and an indicator of our ability to meet ongoing obligations. Net leverage ratio is calculated as net debt divided by last-twelve-months Adjusted EBITDA. NCR Voyix’s management considers net leverage ratio to be an important indicator of the Company’s indebtedness in relation to its operating performance. The Company’s definition of net debt and net leverage ratio may differ from other companies’ definitions of each measure, and each measure should not be considered a substitute for, or superior to, comparable GAAP metrics.

Non-GAAP Pro Forma Outlook. The supplemental non-GAAP pro forma financial outlook in this press release is not necessarily indicative of the operating results of the Company were the divestiture of the Digital Banking business and the application of the proceeds from the sale to pay off outstanding indebtedness, the ongoing expense reduction actions and the transition of the Company’s POS and SCO hardware businesses to an ODM model effected as of or before January 1, 2024 or of the operating results of the Company in the future. The supplemental non-GAAP pro forma financial outlook included in this press release is not pro forma information prepared in accordance with Article 11 of Regulation S-X of the SEC, and the preparation of information in accordance with Article 11 would result in a different presentation. The Company has published historical pro forma financial information in accordance with Article 11 of Regulation S-X of the SEC to give effect to the divestiture of the Digital Banking business in connection with the closing of the transaction.

Use of Certain Terms

The term “recurring revenue” includes all revenue streams from contracts where there is a predictable revenue pattern that will occur at regular intervals with a relatively high degree of certainty. This includes hardware and software maintenance revenue, cloud revenue, payment processing revenue, and certain professional services arrangements, as well as term-based software license arrangements that include customer termination rights. NCR Voyix's management considers recurring revenue, and the other metrics derived therefrom, to be an important indicator of the predictability of revenue and part of our strategic plan.
The term “annual recurring revenue” or “ARR” is recurring revenue, excluding software licenses (SWL) sold as a subscription, for the last three months times four. In addition, plus the rolling four quarters of term-based SWL arrangements that include customer termination rights.
The term “Software ARR” includes recurring software license revenue, software maintenance revenue, SaaS revenue, standalone hosted contract revenue, professional services recurring revenue and payments revenue.
The term “Software & Services Revenue” includes all software, services and payments revenue and excludes hardware revenue.
The term “platform sites” includes all sites for which we bill for use of our Commerce platform.
The term “payment sites” includes all sites which utilizes NCR Voyix’s payment processing capabilities.

Reconciliation of Net Income from Continuing Operations Attributable to NCR Voyix (GAAP) to Adjusted Earnings Before Interest, Depreciation, Taxes and Amortization (Adjusted EBITDA)

$ in millions	Q3 2024 QTD	Q3 2023 QTD	Q3 2024 YTD	Q3 2023 YTD
Net Income (Loss) from Continuing Operations Attributable to NCR Voyix (GAAP)	$(31)	$(266)	$(193)	$(457)
Depreciation and amortization (excluding acquisition-related amortization of intangibles)	53	49	153	140
Acquisition-related amortization of intangibles	7	11	22	31
Interest expense	40	83	120	257
Interest income	(2)	(5)	(5)	(11)
Acquisition-related costs	—	—	—	1
Income tax expense (benefit)	(1)	187	3	200
Stock-based compensation expense	9	19	32	65
Transformation and restructuring costs	16	1	90	5
Separation costs	1	10	9	18
Loss (gain) on disposal of businesses	—	(3)	(14)	(10)
Foreign currency devaluation	—	—	15	—
Fraudulent ACH disbursements	(2)	5	(4)	10
Cyber ransomware incident recovery costs	(1)	12	(5)	23
Strategic initiatives	12	—	18	—
Loss on debt extinguishment	(8)	—	(8)	—
Adjusted EBITDA (Non-GAAP)	$93	$103	$233	$272
Less: Divestitures(1)	—	(5)	—	(18)
Less: NCR Atleos delayed country transfers	2	(1)	4	(3)
Plus: Estimated costs historically allocated to NCR Atleos	—	31	—	69
Plus: Estimated costs historically allocated to Digital Banking	6	5	14	$16
Normalized Adjusted EBITDA (Non-GAAP)	$101	$133	$251	$336
(1)2023 Divestiture amounts shown in table represent the quarterly impact of the non-core payments and Austria-hardware divestitures.

Reconciliation of Revenue to Normalized Revenue

$ in millions	Q3 2024 QTD	Q3 2023 QTD	Q3 2024 YTD	Q3 2023 YTD
Revenue	$711	$809	$2,144	$2,382
Less: Divestitures(1)	—	(12)	—	(41)
Less: NCR Atleos delayed country transfers	(3)	(3)	(4)	(9)
Normalized Revenue	$708	$794	$2,140	$2,332
(1)2023 Divestiture amounts shown in table represent the quarterly impact of the non-core payments and Austria-hardware divestitures.

Reconciliation of Software & Services Revenue to Normalized Software & Services Revenue

$ in millions	Q3 2024 QTD	Q3 2023 QTD	Q3 2024 YTD	Q3 2023 YTD
Software & Services Revenue	$517	$540	1,534	1,585
Less: Divestitures(1)	—	(10)	—	(34)
Less: NCR Atleos delayed country transfers	(1)	(2)	(2)	(6)
Normalized Software & Services Revenue	$516	$528	$1,532	$1,545
(1)2023 Divestiture amounts shown in table represent the quarterly impact of the non-core payments and Austria-hardware divestitures.

Reconciliation of Diluted Earnings Per Share from Continuing Operations (GAAP) to
Non-GAAP Diluted Earnings Per Share from Continuing Operations (Non-GAAP)

	Q3 2024 QTD	Q3 2024 YTD
Diluted Earnings Per Share from Continuing Operations (GAAP)(1)	$(0.24)	$(1.42)
Acquisition-related amortization of intangibles	0.04	0.11
Stock-based compensation expense	0.06	0.20
Transformation and restructuring costs	0.09	0.46
Separation costs	0.01	0.05
Loss (gain) on disposal of businesses	—	(0.07)
Foreign currency devaluation	—	0.08
Fraudulent ACH disbursements	(0.01)	(0.02)
Cyber ransomware incident recovery costs	(0.01)	(0.02)
Strategic initiatives	0.06	0.09
Debt refinancing	(0.04)	(0.04)
Diluted Earnings Per Share from Continuing Operations (Non-GAAP)(1)	$—	$(0.35)
(1) Non-GAAP diluted EPS is determined using the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of weighted average diluted shares outstanding. GAAP EPS is determined using the most dilutive measure, either including the impact of dividends or deemed dividends on the Company’s Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.

$ in millions	Q3 2024 QTD	Q3 2024 QTD Non-GAAP	Q3 2024 YTD	Q3 2024 YTD Non-GAAP
Income (loss) from continuing operations attributable to NCR Voyix common stockholders
Income (loss) from continuing operations (attributable to NCR Voyix)	$(31)	$—	$(193)	$(57)
Dividends on convertible preferred shares	(4)	—	(12)	—
Income (loss) from continuing operations attributable to NCR Voyix common stockholders	$(35)	$—	$(205)	$(57)
Weighted average outstanding shares:
Weighted average diluted shares outstanding	145.4	148.6	144.6	147.6
Weighted as-if converted preferred shares	—	15.9	—	15.9
Total shares used in diluted earnings per share	145.4	164.5	144.6	163.5
Diluted earnings per share from continuing operations	$(0.24)	$—	$(1.42)	$(0.35)

NCR VOYIX CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Period Ended September 30
	Three Months		Nine Months
	2024	2023	2024	2023
Revenue
Product	$219	$296	$684	$875
Service	492	513	1,460	1,507
Total Revenue	711	809	2,144	2,382
Cost of products	185	253	594	771
Cost of services	360	361	1,120	1,053
Total gross margin	166	195	430	558
% of Revenue	23.3%	24.1%	20.1%	23.4%
Selling, general and administrative expenses	113	142	340	427
Research and development expenses	38	29	129	98
Income (loss) from operations	15	24	(39)	33
% of Revenue	2.1%	3.0%	(1.8)%	1.4%
Interest expense	(40)	(83)	(120)	(257)
Other income (expense), net	(15)	(20)	(40)	(33)
Total interest and other expense, net	(47)	(103)	(152)	(290)
Income (loss) from continuing operations before income taxes	(32)	(79)	(191)	(257)
% of Revenue	(4.5)%	(9.8)%	(8.9)%	(10.8)%
Income tax expense (benefit)	(1)	187	3	200
Income (loss) from continuing operations	(31)	(266)	(194)	(457)
Income (loss) from discontinued operations, net of tax	1,113	138	1,162	353
Net income (loss)	1,082	(128)	968	(104)
Net income (loss) attributable to noncontrolling interests	—	—	(1)	—
Net income (loss) attributable to noncontrolling interests of discontinued operations	—	1	—	1
Net income (loss) attributable to NCR Voyix	$1,082	$(129)	$969	$(105)
Amounts attributable to NCR Voyix common stockholders:
Income (loss) from continuing operations	$(31)	$(266)	$(193)	$(457)
Dividends on convertible preferred stock	(4)	(4)	(12)	(12)
Income (loss) from continuing operations attributable to NCR Voyix common stockholders	(35)	(270)	(205)	(469)
Income (loss) from discontinued operations, net of tax	1,113	137	1,162	352
Net income (loss) attributable to NCR Voyix common stockholders	$1,078	$(133)	$957	$(117)
Income (loss) per share attributable to NCR Voyix common stockholders:
Income (loss) per common share from continuing operations
Basic	$(0.24)	$(1.92)	$(1.42)	$(3.34)
Diluted (1)	$(0.24)	$(1.92)	$(1.42)	$(3.34)
Net income (loss) per common share
Basic	$7.41	$(0.94)	$6.62	$(0.83)
Diluted (1)	$7.41	$(0.94)	$6.62	$(0.83)
Weighted average common shares outstanding
Basic	145.4	140.9	144.6	140.3
Diluted (1)	145.4	140.9	144.6	140.3
(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends and deemed dividends on the Company’s Series A Convertible Preferred Shares in the calculation of net income or loss per common share from continuing operations and net income or loss per common share or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR VOYIX CORPORATION REVENUE AND ADJUSTED EBITDA SUMMARY (Unaudited) (in millions)	Schedule B

	For the Period Ended September 30
	Three Months			Nine Months
	2024	2023	% Change	2024	2023	% Change
Revenue by segment
Retail	$487	$552	(12)%	$1,495	$1,633	(8)%
Restaurants	211	229	(8)%	614	663	(7)%
Corporate and Other(1)	13	28	(54)%	35	86	(59)%
Total revenue	$711	$809	(12)%	$2,144	$2,382	(10)%

Adjusted EBITDA by segment
Retail	$108	$123	(12)%	$281	$321	(12)%
Retail Adjusted EBITDA margin %	22.2%	22.3%		18.8%	19.7%
Restaurants	66	52	27%	183	147	24%
Restaurants Adjusted EBITDA margin %	31.3%	22.7%		29.8%	22.2%
Segment Adjusted EBITDA	$174	$175	(1)%	$464	$468	(1)%
Segment Adjusted EBITDA margin %	24.9%	22.4%		22.0%	20.4%
Corporate and Other(1)	(81)	(72)	13%	(231)	(196)	18%
Total Adjusted EBITDA	$93	$103	(10)%	$233	$272	(14)%
Total Adjusted EBITDA margin %	13.1%	12.7%		10.9%	11.4%
(1) Corporate and Other includes income and expenses related to corporate functions that are not specifically attributable to any of our two individual reportable segments along with certain non-strategic businesses that are considered immaterial operating segment(s) and certain countries which are expected to transfer to NCR Atleos during the remainder of 2024, as well as commercial agreements with NCR Atleos.

NCR VOYIX CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

In millions, except per share amounts	September 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$795	$259
Accounts receivable, net of allowances of $28 and $29 as of September 30, 2024 and December 31, 2023, respectively	623	414
Inventories	208	250
Restricted cash	26	21
Prepaid and other current assets	173	178
Current assets of discontinued operations	—	84
Total current assets	1,825	1,206
Property, plant and equipment, net	193	207
Goodwill	1,521	1,519
Intangibles, net	102	123
Operating lease assets	236	231
Prepaid pension cost	44	43
Deferred income taxes	225	237
Other assets	528	532
Noncurrent assets of discontinued operations	—	$892
Total assets	$4,674	$4,990
Liabilities and stockholders’ equity (deficit)
Current liabilities
Short-term borrowings	$—	$15
Accounts payable	400	440
Payroll and benefits liabilities	119	126
Contract liabilities	186	157
Settlement liabilities	40	39
Other current liabilities	782	421
Current liabilities of discontinued operations	—	135
Total current liabilities	1,527	1,333
Long-term debt	1,098	2,563
Pension and indemnity plan liabilities	165	160
Postretirement and postemployment benefits liabilities	38	43
Income tax accruals	59	64
Operating lease liabilities	253	251
Other liabilities	247	253
Noncurrent liabilities of discontinued operations	—	22
Total liabilities	3,387	4,689
Commitments and Contingencies (Note 10)
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.3 shares issued and outstanding as of September 30, 2024 and December 31, 2023; redemption amount and liquidation preference of $276 as of September 30, 2024 and December 31, 2023	276	276
Stockholders’ equity (deficit)
NCR Voyix stockholders’ equity (deficit)
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 145.5 and 142.6 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	1	1
Paid-in capital	911	874
Retained earnings (deficit)	561	(421)
Accumulated other comprehensive loss	(460)	(429)
Total NCR Voyix stockholders’ equity (deficit)	1,013	25
Noncontrolling interests in subsidiaries	(2)	—
Total stockholders’ equity (deficit)	1,011	25
Total liabilities and stockholders’ equity (deficit)	$4,674	$4,990

NCR VOYIX CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

In millions	Nine months ended September 30
	2024	2023
Operating activities
Net income (loss)	$968	$(104)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss (gain) on debt extinguishment	(8)	—
Depreciation and amortization	237	461
Stock-based compensation expense	39	98
Deferred income taxes	11	201
Gain on terminated interest rate derivative agreements	—	(103)
Impairment of other assets	5	7
Loss (gain) on disposal of property, plant and equipment and other assets	—	(2)
Loss (gain) on divestiture	(1,560)	(10)
Changes in assets and liabilities:
Receivables	49	132
Inventories	37	(12)
Current payables and accrued expenses	(41)	17
Contract liabilities	38	(6)
Employee benefit plans	(8)	(10)
Other assets and liabilities	271	58
Net cash provided by (used in) operating activities	$38	$727
Investing activities
Expenditures for property, plant and equipment	$(23)	$(112)
Proceeds from sale of property, plant and equipment and other assets	—	8
Additions to capitalized software	(155)	(194)
Business acquisitions, net of cash acquired	—	(7)
Proceeds from divestiture, net	2,458	10
Proceeds from disposition of corporate-owned life insurance policies	30	—
Termination of trade receivable facility	(300)	—
Collections on purchased trade receivables	7	—
Purchases of short-term investments	—	(10)
Net cash provided by (used in) investing activities	$2,017	$(305)
Financing activities
Payments on term credit facilities	(200)	(77)
Payments on revolving credit facilities	(693)	(2,044)
Payments of senior unsecured notes	(1,177)	—
Borrowings on term credit facilities	—	726
Borrowings on revolving credit facilities	595	1,959
Proceeds from senior unsecured and other notes	—	1,333
Payments on other financing arrangements	—	(2)
Cash dividend paid for Series A preferred shares dividends	(12)	(11)
Proceeds from employee stock plans	10	23
Tax withholding payments on behalf of employees	(12)	(16)
Principal payments for finance lease obligations	(7)	(12)
Net cash provided by (used in) financing activities	$(1,496)	$1,879
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(19)	(28)
Increase (decrease) in cash, cash equivalents, and restricted cash	$540	$2,273
Cash, cash equivalents and restricted cash at beginning of period	285	740
Cash, cash equivalents, and restricted cash at end of period	$825	$3,013